Exhibit (12)

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31
(in millions)	2007	2006	2005	2004	2003
Loss from continuing operations
before provision for income taxes	$(256)	$(583)	$(1,208)	$(625)	$(436)
Adjustments:
Minority interest in income of
subsidiaries with fixed charges	(1)	—	(3)	(3)	19
Undistributed (earnings) loss of
equity method investees	(1)	(7)	(12)	(30)	41
Interest expense	113	172	139	111	97
Interest component of rental
expense (1)	43	53	50	54	53
Amortization of capitalized interest	9	43	22	25	27
Earnings as adjusted	$(93)	$(322)	$(1,012)	$(468)	$(199)

Fixed charges:
Interest expense	113	172	139	111	97
Interest component of rental
expense (1)	43	53	50	54	53
Capitalized interest	2	3	3	2	2
Total fixed charges	$158	$228	$192	$167	$152

Ratio of earnings to fixed charges	*	**	***	****	*****
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(1)	Interest component of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.

*	Earnings for the year ended December 31, 2007 were inadequate to cover fixed charges. The coverage deficiency was $251 million.

**	Earnings for the year ended December 31, 2006 were inadequate to cover fixed charges. The coverage deficiency was $550 million.

***	Earnings for the year ended December 31, 2005 were in adequate to cover fixed charges. The coverage deficiency was $1,204 million.

****	Earnings for the year ended December 31, 2004 were inadequate to cover fixed charges. The coverage deficiency was $635 million.

*****	Earnings for the year ended December 31, 2003 were inadequate to cover fixed charges. The coverage deficiency was $351 million.